date:	November 21, 2006
for release:	Immediate
contact:	Investor Contact:
Gary J. Morgan, Vice President of Finance, CFO
215-723-6751, gmorgan@met-pro.com

Met-Pro Corporation Announces Record Earnings
for the Third Quarter Ended 10/31/2006

• Record High Quarterly Net Sales, Net Income, Bookings and Backlog

Harleysville, PA, November 21 - Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced the Company’s financial results for the third quarter ended October 31, 2006.

Sales for the third quarter ended October 31, 2006 were the highest sales of any quarter in the Company’s history, totaling $25.3 million compared with $21.9 million for the same quarter last year, an increase of 16%. Sales for the nine months ended October 31, 2006 were the highest sales of any first three quarters in the Company’s history, totaling $68.9 million compared with $62.5 million for the same period last year, an increase of 10%.

Income before taxes for the third quarter ended October 31, 2006 totaled $3.3 million compared with $2.6 million for the same quarter last year, an increase of 28%. For the nine months ended October 31, 2006, net income before taxes totaled $7.7 million compared with $7.5 million during the same period of last year, an increase of 4%.

Net income for the third quarter ended October 31, 2006 was the highest in the Company’s history, totaling $2.2 million compared with $1.9 million for the same quarter last year, an increase of 15%. During the third quarter ended October 31, 2006, net income was impacted by an increase in the effective tax rate relating primarily to a reduction in expense for exercising stock options and a reduction in the tax benefit provided by the Extraterritorial Income Exclusion (EIE). In addition, the Company announced the freezing of its current defined-benefit plans, which will be replaced by an enhanced defined-contribution plan for all salaried and non-union hourly employees effective after December 31, 2006. The Company expects to reduce its annual pension expense, net of increased contributions to the Company’s defined-contribution plan, by approximately $500,000 ($335,000 after tax) in future fiscal years. However, the change resulted in a one-time pension curtailment expense of $234,180, which reduced net income by $156,900 in the third quarter.

For the nine months ended October 31, 2006, net income totaled $5.2 million, an amount equal to net income for the same period last year. Year-to-date net income was adversely impacted by (i) non-recurring and non-capitalized expenses incurred in the first quarter resulting from the relocation of the Company’s Sethco and Mefiag business units and the expansion of the Company’s Netherlands and Telford, Pennsylvania facilities, which reduced net income in the Fluid Handling Equipment, and Filtration and Purification reporting segments by approximately $179,000 and $60,000, respectively, (ii) non-cash charges for stock options which were expensed for the first time this year in accordance with a new accounting standard resulting in $164,000 of additional expenses without a comparable charge in the same period last year, and (iii) the aforementioned increase in the effective tax rate and one-time pension curtailment expense.

Basic and diluted earnings per share were $0.19 per share, an increase of 12% over the $0.17 earned during last year’s third quarter. For the nine months ended October 31, 2006 and 2005, basic and diluted earnings per share were $0.46.

Met-Pro’s bookings of new orders for the third quarter were the highest of any third quarter in the Company’s history, totaling $26.4 million compared with $23.5 million for the same quarter last year, an increase of 12%. For the nine months ended October 31, 2006, bookings were the highest bookings of any first three quarters in the Company’s history, totaling $76.8 million compared with $69.2 million during the same period last year, an increase of 11%.

As a result of these record high bookings, the Company’s backlog of orders now totals $24.7 million compared with $16.5 million for the third quarter ended October 31, 2005, an increase of 50%. This is the highest backlog total at the end of a third quarter in the Company’s history and provides a solid sales base for the future.

As recently announced, Met-Pro Corporation will pay a quarterly dividend of $0.0675 per share payable on December 14, 2006 to shareholders of record at the close of business on November 30, 2006. This dividend represents an 8% increase over the same period last year. This is the thirty-second consecutive year that Met-Pro Corporation has paid either a cash or stock dividend.

“We are very pleased with the results for the third quarter and year-to-date,” stated Mr. De Hont “The aggressive steps we have taken to improve operational performance have begun to provide better gross margins resulting in improved profitability. Our record high third quarter bookings and backlog serve as a solid sales base for the fourth quarter, and in combination with our steady quotation activity, give us continued optimism about our future prospects.”

The Company today also announced that management and the Audit Committee of the Board of Directors determined that the Company will restate its audited financial statements for its fiscal year ended January 31, 2006 and for its fiscal quarters ended April 30, 2006 and July 31, 2006 due to errors in (i) the number of reporting segments and (ii) the classification of certain litigation charges in the Company’s years ended January 31, 2005 and 2004, as described in Form 8-K. The changes have no effect upon the Company’s reported revenues, net income, earnings per share, total assets, liabilities or shareholders’ equity for any of the affected periods. The reclassification of the litigation charges will reduce the amount of income from operations which the Company reported for its fiscal years ended January 31, 2005 and 2004 by $135,292 and $1,292,242, respectively, but will not change previously reported income before taxes and net income.

Historically, the Company has reported on the basis of two reporting segments but will now report on the basis of three reporting segments. The three reporting segments are as follows: Fluid Handling Equipment, Product Recovery/Pollution Control Equipment, and Filtration and Purification. The Company expects to file an amended Form 10-K as well as amended Forms 10-Q with the Securities and Exchange Commission (“SEC”) for the affected periods by no later than December 15, 2006.

Mr. De Hont, commented that “these changes in our financial reporting arose out of discussions with the SEC occurring in the course of what we understand to be a routine comment letter process. With the appointment of two new Executive Vice Presidents earlier in this fiscal year to manage our Fluid Handling Equipment and Product Recovery/Pollution Control Equipment reporting segments, we are changing the way we manage our business, and now reporting in three reporting segments is appropriate. None of the changes we are making in our prior SEC filings will result in any changes to previously reported revenues, net income or earnings per share.”

Mr. De Hont and Gary J. Morgan, Senior Vice President of Finance and Chief Financial Officer will hold a conference call for investors today, November 21, 2006, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/html/invrel.htm prior to the beginning of the conference call.

Interested persons who wish to hear the live web cast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In # 877-818-7738 or the International Dial-In # 706-643-9333 (conference ID 1439291) at 10:55 AM (Eastern) on November 21, 2006. A taped replay of the conference call will be available within two hours of the conclusion of the call and until December 5, 2006. To access the taped replay, call the US/Canada Dial-In # 800-642-1687 or the International Dial-In # 706-645-9291 and enter conference ID 1439291.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, was recently recognized as one of America’s “200 Best Small Companies” by Forbes magazine. The company, which manufactures and sells product recovery and pollution control equipment for purification of air and liquids, fluid handling equipment for corrosive, abrasive and high temperature liquids, was established in 1966. It provides products to residential, commercial, industrial and municipal markets that include, but are not limited to, pharmaceuticals, chemicals, petrochemicals, water and aquariums. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.

Met-Pro Corporation
Condensed Consolidated Balance Sheet
(unaudited)

	October 31,	January 31,
	2006	2006
Assets
Current assets	$59,419,251	$54,004,947
Property, plant and equipment, net	16,977,419	13,838,221
Costs in excess of net assets of businesses acquired, net	20,798,913	20,798,913
Other assets	1,001,642	1,020,844
Total assets	$98,197,225	$89,662,925

Liabilities and shareholders’ equity
Current liabilities	$19,038,478	$17,142,747
Long-term debt	5,745,214	2,723,586
Other liabilities	2,253,497	2,258,354
Total liabilities	27,037,189	22,124,687

Shareholders’ equity	71,160,036	67,538,238
Total liabilities and shareholders’ equity	$98,197,225	$89,662,925

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Net sales	$25,323,927	$21,918,792	$68,881,850	$62,492,924
Cost of goods sold	17,005,918	15,205,528	47,973,992	42,762,662
Gross profit	8,318,009	6,713,264	20,907,858	19,730,262

Operating expenses
Selling	2,297,478	1,972,308	6,269,844	5,899,709
General and administrative(1)	2,622,394	2,256,715	7,162,325	6,617,271
Loss on curtailment of pension benefits	234,180	-	234,180	-
Income from operations	3,163,957	2,484,241	7,241,509	7,213,282

Interest expense	(109,205)	(60,954)	(256,519)	(196,868)
Other income, net(1)	254,461	162,610	759,712	457,195
Income before taxes	3,309,213	2,585,897	7,744,702	7,473,609

Provision for taxes	1,136,395	703,875	2,555,751	2,316,820

Net income	$2,172,818	$1,882,022	$5,188,951	$5,156,789

Basic earnings per share(2)	$.19	$.17	$.46	$.46
Diluted earnings per share(2)	$.19	$.17	$.46	$.46

Average common shares outstanding:
Basic shares(2)	11,203,551	11,184,295	11,204,760	11,185,838
Diluted shares(2)	11,382,247	11,317,027	11,384,801	11,320,875

(1)   The Company has reclassified gains/(losses) on the sale of property and equipment from other income, net to general and administrative expense, in the Consolidated Statement of Operations, for the three-month and nine-month periods ended October 31, 2005, and the six-month period ended July 31, 2006.
(2)   On October 10, 2005, the Board of Directors declared a four-for-three stock split which was paid on November 15, 2005 to shareholders of record on November 1, 2005. All references in the financial statements to per share amounts and number of shares outstanding give effect to the split.

Consolidated Business Segment Data
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Net sales
Product recovery/pollution control equipment	$12,991,946	$11,319,446	$35,083,198	$30,483,973
Fluid handling equipment	7,416,844	5,733,900	19,440,477	17,279,997
Filtration and purification	4,915,137	4,865,446	14,358,175	14,728,954
	$25,323,927	$21,918,792	$68,881,850	$62,492,924
Income from operations
Product recovery/pollution control equipment(1)	$1,734,161	$1,008,424	$3,140,233	$2,651,828
Fluid handling equipment(1)	1,320,796	897,015	3,054,544	2,751,401
Filtration and purification(1)	109,000	578,802	1,046,732	1,810,053
	$3,163,957	$2,484,241	$7,241,509	$7,213,282

	October 31,	January 31,
	2006	2006
Identifiable Assets
Product recovery/pollution control equipment	$35,145,911	$34,173,031
Fluid handling equipment	22,189,737	17,008,765
Filtration and purification	20,218,663	17,653,316
	77,554,311	68,835,112
Corporate	20,642,914	20,827,813
	$98,197,225	$89,662,925

On November 20, 2006, based on a comment letter process with the Securities and Exchange Commission (“SEC”), the Company has identified six operating segments and has aggregated those segments into three reportable segments as follows: Fluid Handling Equipment, Product Recovery/Pollution Control Equipment, and Filtration and Purification. The Filtration and Purification reportable segment is comprised of four operating segments that do not meet the quantitative criteria for aggregation outlined in Statement of Financial Accounting Standards (“SFAS”) No. 131. However, SFAS No. 131 states that operating segments can be aggregated if, individually, each operating segment does not meet any of the following criteria: (i) reported revenue is 10 percent or more of combined revenue of all reported operating segments, (ii) the absolute amount of reported profit or loss is 10 percent or more of the greater, in absolute amounts, of either the combined reported profit of all operating segments that did not report a loss or the combined reported loss of all operating segments that did report a loss, and (iii) its assets are 10 percent or more of the combined assets of all operating segments. Since none of the operating segments included in the Filtration and Purification reportable segment meets these criteria, and at least 75 percent of total consolidated revenue is included in the Fluid Handling Equipment and Product Recover/Pollution Control Equipment reporting segments, the Company has determined the aggregation of these operating segments into this reportable segment is appropriate under SFAS No. 131.

(1)   The Company has reclassified gains/(losses) on the sale of property and equipment from other income, net to general and administrative expense, in the income from operations in the Consolidated Business Segment Data, for the three-month and nine-month periods ended October 31, 2005, and the six-month period ended July 31, 2006.

Met-Pro Corporation
Consolidated Statement of Cash Flows
(unaudited)

	Nine Months Ended October 31,
	2006	2005
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
Net income	$5,188,951	$5,156,789
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	1,183,326	1,109,925
Deferred income taxes	(1,659)	(1,659)
Loss on sale of property and equipment, net	11,754	8,348
Stock-based compensation	245,402	-
Allowance for doubtful accounts	(67,424)	96,682
(Increase) decrease in operating assets:
Accounts receivable	(1,842,257)	(2,172,567)
Inventories	(2,414,105)	(2,638,644)
Prepaid expenses, deposits and other current assets	202	18,158
Other assets	25,421	(6,744)
Increase (decrease) in operating liabilities:
Accounts payable and accrued expenses	2,064,990	1,560,944
Customers’ advances	(621,249)	380,037
Other non-current liabilities	1,648	1,648

Net cash provided by operating activities	3,775,000	3,512,917

Cash flows from investing activities
Proceeds from sale of property and equipment	14,310	31,696
Acquisitions of property and equipment	(4,192,649)	(2,093,201)
Securities available for sale	(21,820)	-

Net cash (used in) investing activities	(4,200,159)	(2,061,505)

Cash flows from financing activities
Proceeds from new borrowings	4,306,406	-
Reduction of debt	(1,103,380)	(1,500,910)
Exercise of stock options	147,173	324,281
Payment of dividends	(2,100,393)	(1,948,755)
Purchase of treasury shares	-	(140,135)

Net cash provided by (used in) financing activities	1,249,806	(3,265,519)
Effect of exchange rate changes on cash	29,722	(59,026)

Net increase (decrease) in cash and cash equivalents	854,369	(1,873,133)

Cash and cash equivalents at February 1	17,683,305	20,889,476

Cash and cash equivalents at October 31	$18,537,674	$19,016,343

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